Exhibit 99

DIME COMMUNITY BANCSHARES, INC. REPORTS SOLID QUARTERLY EARNINGS
Quarterly EPS of $0.29; strong deposit growth on linked quarter basis with loan-to-deposit ratio now at 132%, the lowest level in 9 years

Brooklyn, NY – October 27, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) today reported net income of $10.5 million for the third quarter of 2016, or $0.29 per diluted common share, compared with $11.2 million, or $0.30 per diluted common share, in the second quarter of 2016.

Highlights for the third quarter of 2016 included:

•	Real estate loans grew 21.6% (annualized) on a linked quarter basis and 22.2% over the third quarter of 2015;
•	Deposits grew 40.1% (annualized) on a linked quarter basis and 37.3% over the third quarter of 2015;
•	Loan-to-deposit ratio declined to 132.0% in the third quarter of 2016 from 137.8% in the second quarter of 2016;
•	The bank’s excellent credit quality on its $5.4 billion commercial real estate (“CRE”) portfolio continues, with nonperforming loans to total loans of seven (7) basis points;
•	Quarterly loan loss provisioning of $1.2 million based solely on growth of our New York City-based CRE loan portfolio; and
•	Consistent operational excellence, with the efficiency ratio of 48.8%, compared to 47.8% in the second quarter of 2016 and 47.6% in the third quarter of 2015.

Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, commented, “The high rate of growth this quarter is gratifying, especially funded by the strong growth in deposits. We were able to grow loans significantly as we continue to execute on our strategy and remain on track to meet our balance sheet growth objective for 2016. This quarter, given the strong deposit growth, we were able to lower our loan-to-deposit ratio to 132%, the lowest level in nine years.”

According to President and Chief Operating Officer Kenneth J. Mahon, “I’m pleased that we were able to maintain our focus on our two competitive advantages of low operating costs and low credit costs during a quarter of exceptionally strong growth. We maintained strong underwriting standards while growing loan balances, continued to build deeper relationships with our customers, and prudently managed our expense base. We remain focused on expense discipline, which is evidenced by our ability to lower the ratio of non-interest expense to average assets, a key measure of operating efficiency.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the third quarter of 2016 was $35.3 million, a decrease of $263,000 (0.7%) from the second quarter of 2016 and an increase of $3.5 million (11.1%) over the third quarter of 2015.  Net Interest Margin ("NIM") was 2.59% during the third quarter of 2016, compared to 2.68% in the second quarter of 2016 and 2.84% in the third quarter of 2015. NIM was negatively impacted in the third quarter of 2016 primarily by lower yields on loan originations compared to portfolio loans that amortized or refinanced. NIM was also negatively impacted due to lower income recognized from loan prepayment activity. For the third quarter of 2016, income from prepayment activity totaled $1.7 million, benefiting NIM by 12 basis points, compared to $2.0 million, or 15 basis points, during the second quarter of 2016 and $2.1 million, or 19 basis points, during the third quarter of 2015.

Average earning assets were $5.45 billion for the third quarter of 2016, a 10.9% (annualized) increase from $5.31 billion for the second quarter of 2016 and a 21.8% increase from $4.48 billion for the third quarter of 2015.

For the third quarter of 2016, the average yield on interest earning assets (excluding prepayment income) was 3.47%, three basis points lower than the 3.50% for second quarter 2016 and 17 basis points lower than the 3.64% for third quarter 2015, while the average cost of funds was 1.15%, one basis point higher than the 1.14% for both second quarter 2016 and third quarter 2015. For the year ending December 31, 2017, $414.7 million of real estate loans with an average coupon of 3.60% are expected to reprice or mature.

Real Estate Loans

Real estate loan portfolio growth was $281.7 million (21.6% annualized) during the third quarter of 2016. Real estate loan originations were $445.5 million during the quarter, at a weighted average interest rate of 3.25%. Of this amount, $62.4 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $169.1 million, or 12.7% (annualized) of the quarterly average portfolio balance, at an average rate of 3.94%. The annualized loan amortization and satisfaction rate of 12.7% for third quarter 2016 was lower than both second quarter 2016 (16.1%) and third quarter 2015 (17.8%). The average yield on the loan portfolio (excluding income recognized from prepayment activity) was 3.48% during the third quarter of 2016, compared to 3.53% during the second quarter of 2016, and 3.66% during the third quarter of 2015. Average real estate loans were $5.33 billion in the third quarter of 2016, an increase of $190.7 million (14.8% annualized) from the second quarter of 2016 and an increase of $959.9 million (22.0%) from the third quarter of 2015.

Deposits and Borrowed Funds

Deposit growth was $379.0 million (40.1% annualized) during the third quarter of 2016. Given the strong growth in deposits, the loan-to-deposit ratio fell to 132.0% at September 30, 2016, from 137.8% at June 30, 2016 and 148.3% at September 30, 2015. Core deposits increased to $3.09 billion during the third quarter of 2016, from $2.75 billion during the second quarter of 2016 and $2.14 billion during the third quarter of 2015. The average cost of deposits increased one basis point on a linked quarter basis to 0.86%.

Total borrowings decreased $135.0 million during the third quarter of 2016 as compared to the second quarter of 2016. The reduction in borrowings was due to deposit growth outpacing loan growth, and reflected management’s desire to decrease reliance on borrowed funds and to grow both its number of customers and deposits.

Non-Interest Income

Non-interest income was $2.1 million during the third quarter of 2016, which was $234,000 (10.2%) lower than the second quarter of 2016, given the additional income recognized from mortality proceeds from Bank Owned Life Insurance assets in the second quarter of 2016, which offset strong mortgage servicing fee income during the third quarter of 2016. Non-interest income was $172,000 (9.1%) higher than the third quarter of 2015, which reflects the $138,000 of market valuation adjustments on trading securities held in trust for retirement benefits.

Non-Interest Expense

Non-interest expense was $18.2 million during the third quarter of 2016, which was $140,000 (0.8%) higher than the second quarter of 2016, mostly related to higher occupancy expense. Non-interest expense was $2.1 million (13.1%) higher than the third quarter of 2015, related to higher occupancy, data processing, and marketing expense.

The ratio of non-interest expense to average assets, a key measure of operating efficiency, was 1.29% during the third quarter of 2016, compared to 1.31% during the second quarter of 2016 and 1.37% during the third quarter of 2015, reflecting period-over-period average asset growth of 10.4% (annualized) and 20.5%, respectively, which outpaced non-interest expense growth. The efficiency ratio was 48.8% during the third quarter of 2016, compared to 47.8% during the second quarter of 2016 and 47.6% during the third quarter of 2015.

Income Tax Expense

The effective income tax rate approximated 41.5% during the third quarter of 2016, relatively in-line with the 42.2% recorded in the second quarter of 2016.

Credit Quality

Non-performing loans were $3.9 million, or 0.07% of total loans, at September 30, 2016, down from $4.3 million at June 30, 2016, or 0.08% of total loans. The allowance for loan losses was 0.37% of total loans at September 30, 2016, consistent with the 0.36% at June 30, 2016. At September 30, 2016, non-performing assets represented 1.4% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  A loan loss provision of $1.2 million was recorded during the third quarter of 2016, compared to a loan loss provision of $442,000 during the second quarter of 2016, primarily due to growth in the loan portfolio.

“Dime's superlative credit performance continues to reflect the low risk nature of the multifamily collateral securing its loans as well as the conservative nature of Dime's underwriting and origination practices,” stated Kenneth J. Mahon. “Vacancies remain low, and even though many new market rate units are in the pipeline, employment is robust throughout the five boroughs with population increases for New York City expected over the coming decade. These underlying economic and demographic conditions, we believe, will provide continued demand for affordable multifamily housing finance and related deposit and other banking services.”

Capital Management

The Company’s consolidated Tier 1 capital to average assets (“leverage ratio”) was 10.29% at September 30, 2016, in excess of Basel III requirements.

The bank’s regulatory capital ratios continued to be in excess of Basel III requirements as well, inclusive of conservation buffer amounts. At September 30, 2016, the bank’s leverage ratio was 9.04%, while Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 11.22% and 11.67%, respectively.

Reported diluted earnings per share exceeded the quarterly cash dividend per share by 107.1% during the third quarter of 2016, equating to a 48.3% payout ratio. Tangible book value per share was $13.52 at September 30, 2016, a 15.0% increase from $11.76 at September 30, 2015.

Outlook for the Quarter Ending December 31, 2016

At September 30, 2016, the bank had outstanding loan commitments totaling $201.5 million, at an average interest rate approximating 3.22%, all of which are likely to close during the quarter ending December 31, 2016. Loan prepayments and amortization are expected to fall within the projected annualized range of 15% - 20% during the December 2016 quarter.

The Company has a balance sheet growth objective of 15% – 18% for the year ending December 31, 2016, with a preference toward utilizing retail deposits for most of its funding needs.  It now appears that asset growth will approach 20% for the year, with a lower loan-to-deposit ratio than a year ago.

Deposit and borrowing funding costs are expected to remain near current historically low levels through the December 2016 quarter. At September 30, 2016, the bank had $93.1 million of Certificate of Deposits at an average rate of 0.82%, and $161.0 million of borrowings, at an average rate of 0.67%, scheduled to mature during the December 2016 quarter. No significant increase or reduction in funding costs is anticipated from the rollover or re-positioning of these funds.

The bank recorded a loan loss provision during the just completed quarter of $1.2 million, mainly due to loan portfolio growth. During the December 2016 quarter, loan loss provisions are expected to continue mainly as a function of loan growth.

Non‐interest expense is expected to approximate $18.5 million during the December 2016 quarter.

The Company projects that the consolidated effective tax rate will approximate 42.0% in the December 2016 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company) had $5.82 billion in consolidated assets as of September 30, 2016, and is the parent company of Dime Community Bank (the “bank” or “Dime”). The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Anthony J. Rose
Executive Vice President and Chief Administrative Officer
718-782-6200 extension 5260

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	September 30, 2016	June 30, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$80,870	$89,927	$64,154
Investment securities held to maturity	5,356	5,319	5,242
Investment securities available for sale	3,933	3,837	3,756
Mortgage-backed securities available for sale	3,647	406	431
Trading securities	6,890	6,814	10,201
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	75,297	75,452	72,095
Multifamily and loans underlying cooperatives (1)	4,450,025	4,211,421	3,752,328
Commercial real estate	955,048	911,919	863,184
Unearned discounts and net deferred loan fees	8,121	7,989	7,579
Total real estate loans	5,488,491	5,206,781	4,695,186
Other loans	1,675	2,336	1,590
Allowance for loan losses	(20,049)	(18,909)	(18,514)
Total loans, net	5,470,117	5,190,208	4,678,262
Premises and fixed assets, net	15,666	13,800	15,150
Premises held for sale	1,379	1,379	8,799
Federal Home Loan Bank of New York capital stock	46,739	52,814	58,713
Other Real Estate Owned	18	18	148
Goodwill	55,638	55,638	55,638
Other assets	131,533	136,037	132,378
TOTAL ASSETS	$5,821,786	$5,556,197	$5,032,872
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$270,698	$261,634	$259,182
Interest Bearing Checking	94,313	90,172	78,994
Savings	365,966	369,168	368,671
Money Market	2,360,346	2,024,770	1,618,617
Sub-total	3,091,323	2,745,744	2,325,464
Certificates of deposit	1,067,941	1,034,522	858,846
Total Due to Depositors	4,159,264	3,780,266	3,184,310
Escrow and other deposits	117,309	92,290	77,130
Federal Home Loan Bank of New York advances	882,125	1,017,125	1,166,725
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	37,117	46,225	40,080
TOTAL LIABILITIES	5,266,495	5,006,586	4,538,925
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,520,581 shares, 53,520,581 shares and 53,326,753 shares issued at September 30, 2016, June 30, 2016 and December 31, 2015, respectively, and 37,543,852 shares, 37,654,771 shares and 37,371,992 shares outstanding at September 30, 2016, June 30, 2016 and December 31, 2015, respectively)	535	535	533
Additional paid-in capital	265,227	266,984	262,798
Retained earnings	507,956	502,569	451,606
Accumulated other comprehensive loss, net of deferred taxes	(8,110)	(8,803)	(8,801)
Unallocated common stock of Employee Stock Ownership Plan	(2,140)	(2,198)	(2,313)
Unearned Restricted Stock Award common stock	(2,303)	(2,754)	(2,271)
Common stock held by the Benefit Maintenance Plan	(6,859)	(9,576)	(9,354)
Treasury stock (15,976,729 shares, 15,865,810 shares and 15,954,761 shares at September 30, 2016, June 30, 2016 and December 31, 2015, respectively)	(199,015)	(197,146)	(198,251)
TOTAL STOCKHOLDERS' EQUITY	555,291	549,611	493,947
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,821,786	$5,556,197	$5,032,872

(1)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Interest income:
Loans secured by real estate	$48,090	$47,358	$42,109	$141,099	$127,370
Other loans	28	24	22	76	70
Mortgage-backed securities	2	2	1	6	184
Investment securities	129	265	254	567	544
Federal funds sold and other short-term investments	707	721	510	2,089	1,738
Total interest income	48,956	48,370	42,896	143,837	129,906
Interest expense:
Deposits and escrow	8,635	7,597	5,890	23,026	16,780
Borrowed funds	4,974	5,163	5,192	15,223	18,148
Total interest expense	13,609	12,760	11,082	38,249	34,928
Net interest income	35,347	35,610	31,814	105,588	94,978
Provision (Credit) for loan losses	1,168	442	416	1,589	(891)
Net interest income after provision (credit) for loan losses	34,179	35,168	31,398	103,999	95,869

Non-interest income:
Service charges and other fees	1,123	758	1,013	2,566	2,562
Mortgage banking income, net	16	27	41	71	154
Gain (loss) on sale of real estate	-	(4)	-	68,183	-
Gain (loss) on sale of securities and other assets	-	-	-	40	1,384
Gain (loss) on trading securities	69	33	(138)	108	(97)
Other	863	1,491	983	3,149	2,874
Total non-interest income	2,071	2,305	1,899	74,117	6,877
Non-interest expense:
Compensation and benefits	9,431	9,532	9,255	28,671	25,637
Occupancy and equipment	3,250	3,115	2,531	8,992	7,965
Federal deposit insurance premiums	613	581	575	1,933	1,703
Other	4,938	4,864	3,763	14,597	11,049
Total non-interest expense	18,232	18,092	16,124	54,193	46,354

Income before taxes	18,018	19,381	17,173	123,923	56,392
Income tax expense	7,481	8,173	7,092	52,141	23,004

Net Income	$10,537	$11,208	$10,081	$71,782	$33,388

Earnings per Share ("EPS"):
Basic	$0.29	$0.30	$0.28	$1.95	$0.92
Diluted	$0.29	$0.30	$0.28	$1.95	$0.92

Average common shares outstanding for Diluted EPS	36,788,307	36,818,581	36,421,454	36,756,618	36,250,370

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
 UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Performance Ratios (Based upon Reported Net Income):
Reported EPS (Diluted)	$0.29	$0.30	$0.28	$1.95	$0.92
Return on Average Assets	0.75%	0.81%	0.86%	1.76%	0.97%
Return on Average Stockholders' Equity	7.63%	8.23%	8.38%	17.89%	9.44%
Return on Average Tangible Stockholders' Equity	8.34%	9.00%	9.28%	19.62%	10.47%
Net Interest Spread	2.44%	2.50%	2.69%	2.52%	2.72%
Net Interest Margin	2.59%	2.68%	2.84%	2.69%	2.90%
Non-interest Expense to Average Assets	1.29%	1.31%	1.37%	1.33%	1.35%
Efficiency Ratio	48.82%	47.75%	47.63%	48.66%	46.09%
Effective Tax Rate	41.52%	42.17%	41.30%	42.08%	40.79%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$14.79	$14.60	$13.01	$14.79	$13.01
Tangible Book Value Per Share	13.52	13.35	11.76	13.52	11.76

Average Balance Data:
Average Assets	$5,653,103	$5,509,549	$4,691,008	$5,444,673	$4,588,901
Average Interest Earning Assets	5,453,070	5,308,434	4,478,684	5,239,049	4,372,022
Average Stockholders' Equity	552,370	545,032	481,069	534,851	471,789
Average Tangible Stockholders' Equity	505,170	497,945	434,735	487,788	425,266
Average Loans	5,330,442	5,139,564	4,370,325	5,096,174	4,253,539
Average Deposits	3,973,753	3,612,933	2,988,325	3,638,706	2,883,537

Asset Quality Summary:
Net charge-offs (recoveries)	$29	$45	$10	$54	$(1,357)
Non-performing Loans (excluding loans held for sale)	3,875	4,329	1,590	3,875	1,590
Non-performing Loans/ Total Loans	0.07%	0.08%	0.04%	0.07%	0.04%
Nonperforming Assets (1)	$5,155	$5,600	$2,965	$5,155	$2,965
Nonperforming Assets/Total Assets	0.09%	0.10%	0.06%	0.09%	0.06%
Allowance for Loan Loss/Total Loans	0.37%	0.36%	0.42%	0.37%	0.42%
Allowance for Loan Loss/Non-performing Loans	517.39%	436.80%	1192.39%	517.39%	1192.39%
Loans Delinquent 30 to 89 Days at period end	$20	$535	$2,554	$20	$2,554

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	8.80%	9.14%	9.15%	8.80%	9.15%
Tier 1 Capital to Average Assets	10.29%	10.47%	10.91%	10.29%	10.91%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	11.22%	11.82%	12.04%	11.22%	12.04%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.22%	11.82%	12.04%	11.22%	12.04%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	11.67%	12.27%	12.57%	11.67%	12.57%
Tier 1 Capital to Average Assets	9.04%	9.13%	9.36%	9.04%	9.36%

Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Net Income	$10,537	$11,208	$10,081	$71,782	$33,388
Less: After tax gain on sale of securities	-	-	-	-	(764)
Add: After-tax expense associated with the prepayment of borrowings	-	-	-	-	750
Less: After tax gain on the sale of real estate (2)	-	-	-	(37,483)	-
Less: After tax credit on curtailment of postretirement health benefits	-	-	-	-	(1,868)
Adjusted ("non-GAAP") net income	$10,537	$11,208	$10,081	$34,299	$31,506

Performance Ratios (Based upon "non-GAAP Net Income" as calculated above):
Reported EPS (Diluted)	$0.29	$0.30	$0.28	$0.93	$0.87
Return on Average Assets	0.75%	0.81%	0.86%	0.84%	0.92%
Return on Average Stockholders' Equity	7.63%	8.23%	8.38%	8.55%	8.90%
Return on Average Tangible Stockholders' Equity	8.34%	9.00%	9.28%	9.38%	9.88%
Net Interest Spread	2.44%	2.50%	2.69%	2.52%	2.77%
Net Interest Margin	2.59%	2.68%	2.84%	2.69%	2.94%
Non-interest Expense to Average Assets	1.29%	1.31%	1.37%	1.33%	1.45%
Efficiency Ratio	48.82%	47.75%	47.63%	48.66%	48.81%

(1)
Amount comprised of total non-accrual loans, other real estate owned, and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

(2)	The gain on the sale of real estate was taxed at the company's statutory tax rate of 45%.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$5,328,712	$48,090	3.61%	$5,138,053	$47,358	3.69%	$4,368,777	$42,109	3.86%
Other loans	1,730	28	6.47	1,511	24	6.35	1,548	22	5.68
Mortgage-backed securities	456	2	1.75	400	2	2.00	439	1	0.91
Investment securities	16,718	129	3.09	20,203	265	5.25	18,602	254	5.46
Other short-term investments	105,454	707	2.68	148,267	721	1.95	89,318	510	2.28
Total interest earning assets	5,453,070	$48,956	3.59%	5,308,434	$48,370	3.64%	4,478,684	$42,896	3.83%
Non-interest earning assets	200,033			201,115			212,324
Total assets	$5,653,103			$5,509,549			$4,691,008

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$91,979	$55	0.24%	$84,835	$61	0.29%	$75,082	$74	0.39%
Money Market accounts	2,196,387	4,702	0.85	1,892,046	3,865	0.82	1,417,796	2,717	0.76
Savings accounts	366,921	46	0.05	369,266	44	0.05	370,454	45	0.05
Certificates of deposit	1,056,346	3,832	1.44	1,010,864	3,627	1.44	891,769	3,054	1.36
Total interest bearing deposits	3,711,633	8,635	0.93	3,357,011	7,597	0.91	2,755,101	5,890	0.85
Borrowed Funds	983,756	4,974	2.01	1,145,058	5,163	1.81	1,091,258	5,192	1.89
Total interest-bearing liabilities	4,695,389	$13,609	1.15%	4,502,069	$12,760	1.14%	3,846,359	$11,082	1.14%
Non-interest bearing checking accounts	262,120			255,922			233,224
Other non-interest-bearing liabilities	143,224			206,526			130,356
Total liabilities	5,100,733			4,964,517			4,209,939
Stockholders' equity	552,370			545,032			481,069
Total liabilities and stockholders' equity	$5,653,103			$5,509,549			$4,691,008
Net interest income		$35,347			$35,610			$31,814
Net interest spread			2.44%			2.50%			2.69%
Net interest-earning assets	$757,681			$806,365			$632,325
Net interest margin			2.59%			2.68%			2.84%
Ratio of interest-earning assets to interest-bearing liabilities		116.14%			117.91%			116.44%

Deposits (including non-interest bearing checking accounts)	$3,973,753	$8,635	0.86%	$3,612,933	$7,597	0.85%	$2,988,325	$5,890	0.78%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$1,695			$1,978			$2,145
Real estate loans (excluding net prepayment and late payment fee income)			3.48%			3.53%			3.66%
Interest earning assets (excluding net prepayment and late payment fee income)			3.47%			3.50%			3.64%
Net Interest income (excluding net prepayment and late payment fee income)		$33,652			$33,632			$29,669
Net Interest margin (excluding net prepayment and late payment fee income)			2.47%			2.53%			2.65%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

Non-Performing Loans	At September 30, 2016	At June 30, 2016	At September 30, 2015
One- to four-family and cooperative/condominium apartment	$485	$487	$834
Multifamily residential and mixed use residential real estate (1)(2)	3,219	3,784	547
Mixed use commercial real estate (2)	169	54	-
Commercial real estate	-	-	207
Other	2	4	2
Total Non-Performing Loans (3)	$3,875	$4,329	$1,590
Other Non-Performing Assets
Non-performing loans held for sale	-	-	-
Other real estate owned	18	18	148
Pooled bank trust preferred securities (4)	1,262	1,253	1,227
Total Non-Performing Assets	$5,155	$5,600	$2,965

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	410	414	599
Multifamily residential and mixed use residential real estate (1)(2)	667	676	704
Mixed use commercial real estate (2)	4,282	4,303	4,365
Commercial real estate	3,380	3,396	3,444
Total Performing TDRs	$8,739	$8,789	$9,112

(1)	Includes loans underlying cooperatives.

(2)
While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3)
Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs totaled $207 at September 30, 2015, and are included in the non-performing loan table, but excluded from the TDR amount shown above. There were no non-accruing TDRs at September 30, 2016 or June 30, 2016.

(4)	As of the dates presented, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30, 2016	At June 30, 2016	At September 30, 2015
Total Non-Performing Assets	$5,155	$5,600	$2,965
Loans 90 days or more past due on accrual status (5)	2,165	4,534	2,503
TOTAL PROBLEM ASSETS	$7,320	$10,134	$5,468

Tier One Capital - Dime Community Bank	$505,166	$496,757	$432,919
Allowance for loan losses	20,049	18,909	18,959
TANGIBLE CAPITAL PLUS RESERVES	$525,215	$515,666	$451,878

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	1.4%	2.0%	1.2%

(5)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.